Exhibit 99.1

FOR IMMEDIATE RELEASE

Active Power Receives SEC Notification of Completion of Its Investigation Regarding Stock Option Practices

No Enforcement Action Recommended

AUSTIN, Texas (Dec. 7, 2007) – Active Power, Inc. (NASDAQ: ACPW) today announced it has received notification from the staff of the Securities and Exchange Commission (the “SEC”) it had completed its investigation into the company’s past stock option granting practices and is not recommending any enforcement action by the Commission.

Active Power announced a self-initiated review of its historical stock option granting practices on Jan. 10, 2007. At that time, the company voluntarily notified the SEC of this review. The investigation was completed and the company announced the results and conclusions in a press release issued on May 14, 2007.

“We are pleased to have this formal investigation behind us,” said Jim Clishem, president and CEO of Active Power. “We are enthusiastic about focusing our resources and energy on our continued success in growing the business.”

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About Active Power

Active Power (NASDAQ: ACPW) provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in data centers, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. Active Power also offers CoolAir, the only solution that provides both backup power and backup cooling. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements

This release may contain forward-looking statements that involve risks and uncertainties. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the power quality market. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power, the Active Power logo, CleanSource and CoolAir are registered trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
John Penver	Lee Higgins
Chief Financial Officer	Public Relations Manager
512-744-9234	512-744-9488
jpenver@activepower.com	lhiggins@activepower.com